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                                                                   EXHIBIT 12

                              FIFTH THIRD BANCORP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)

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
                                                              Years Ended December 31,
                                        ---------------------------------------------------------------------------
                                            1996            1995            1994            1993            1992
EARNINGS AS DEFINED

  Income before income taxes             $  500,315      $  430,568      $  365,336      $  303,908      $  251,763
  Fixed charges                             700,851         613,890         409,512         343,232         362,718
                                         ----------      ----------      ----------      ----------      ----------
  TOTAL EARNINGS, AS DEFINED             $1,201,166      $1,044,458      $  774,848      $  647,140      $  614,481
                                         ==========      ==========      ==========      ==========      ==========

FIXED CHARGES AS DEFINED

  Interest expense - deposits            $  530,356      $  441,305      $  312,084      $  279,474      $  306,396
  Interest expense - borrowings             165,513         168,428          93,464          59,925          52,974
  1/3 of rental expense                       4,982           4,157           3,964           3,833           3,348
                                         ----------      ----------      ----------      ----------      ----------
  TOTAL FIXED CHARGES, AS DEFINED        $  700,851      $  613,890      $  409,512      $  343,232      $  362,718
                                         ==========      ==========      ==========      ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES

  Including interest expense - deposits        1.71            1.70            1.89            1.89            1.69
  Excluding interest expense - deposits        3.93            3.49            4.75            5.77            5.47

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